Exhibit 4.51

On March 11, 2022, the Registrant, through a subsidiary, entered into a Founding Vendors Agreement (this “Agreement”) in Chinese with Cui Weixing and Xue Xia. Set forth below is an English summary of this Agreement.

1.	Parties to the Founding Vendors Agreement

This Founding Vendors Agreement is made and entered into by and among the following Parties on March 11, 2022:

(1)	Suqian Jingdong Zhuofeng Enterprise Management Co., Ltd., a limited liability company incorporated under the laws of the PRC (“Transferee” or “Investor”);

(2)	Cui Weixing, a natural person of Chinese nationality (“Founder”); and

(3)	Xue Xia, a natural person of Canadian nationality.

The parties to this Agreement are hereinafter referred to individually as a “Party” and collectively as the “Parties”. The Founder and Xue Xia are collectively referred to as the “Founding Vendors” or the “Transferors”.

For the purpose of this Agreement,

(i)	“Business Disposal Agreement” means the Business Disposal Agreement entered into by and among the Founding Vendors, the Investor and the Target Company on the date hereof;

(ii)

“Excluded Business” means (x) all the indebtedness of the Target Company and the Excluded Entities, (y) all other assets held by the Target Company other than the shares of the Listed Company and the Listed Group, and (z) the Excluded Entities;

(iii)

“Excluded Entities” means the entities that the Founder and the Investor agreed to exclude from the consolidated financial statements of the Target Company, namely Guangzhou Xingguang Small Loan Company Limited, Tianjin Deji Logistics Management Co., Ltd., Chengdu Deji Supply Chain Management Co., Ltd., Ningbo Dezhou Property Management Co., Ltd., Ningbo Desui Property Management Co., Ltd., Chongqing Deji Warehousing Service Co., Ltd., Ningbo Desong Property Management Co., Ltd., Dalian Debon Logistics Management Co., Ltd., Ningbo Dewei Real Estate Management Co., Ltd., and Dexin Commercial Factoring (Shenzhen) Co., Ltd.;

(iv)	“Management Target Shares” means the target shares under the Management Vendors Agreement;

(v)	“Management Vendors” means Cui Weigang, Xu Enjun, Pang Qingxiu, Huang Huabo, Tang Xianbao and Zhang Huanran;

(vi)	“Management Vendors Agreement” means a Management Vendors Agreement in Chinese entered into by and among the Management Vendors and the Investoron the date hereof;

(vii)	“MVA First Instalment” means the first instalment under the Management Vendors Agreement;

(viii)	“MVA Second Instalment” means the second instalment under the Management Vendors Agreement;

(ix)	“MVA Subsequent Transaction” means the subsequent transaction under the Management Vendors Agreement;

(x)	“MVA Subsequent Trading Shares” means the subsequent trading shares under the Management Vendors Agreement;

(xi)

“Report of Accuisition by Offer” means the report of acquisition by offer issued by the Investor pursuant to the law when the Acuquistion triggers the Investor’s mandatory tender offer to purchase the shares of the Listed Company.

2.	The Transaction

(1)

Subject to the terms and conditions set forth in this Agreement, the Transferors wish to transfer to the Investor, and the Investor wishes to assign from the Transferors 41,755,308 shares of Ningbo Meishan Baoshui Area Deppon Investment Holding Company Limited (the “Target Company”, together with its subsidiaries, which includes the Listed Group but excludes the Excluded Entities, the “Group Companies”) (representing approximately 44.4798% equity interest in the Target Company) (the “Target Shares”, and such transaction hereafter referred to as the “Transaction”) held by the Transferors. For the Target Shares and subject to the terms and conditions of this Agreement, the total consideration of RMB 3,992,961,946.50 shall be transferred by the Investor to the Transferors.

For the avoidance of doubt, the transfers of the Target Shares under this Agreement do not include the rights relating to the Excluded Business (as defined below), of which shall remain with the Founder and/or his designated party. The Founder shall be responsible for the costs, expenses and liabilities relating to the Excluded Business.

The Transaction shall be carried out in the following manner:

(i)	The First Instalment

Subject to the terms and conditions of this Agreement (including but not limited to the fulfilment or waiver of the First Instalment Conditions (as defined below)), the Transferors shall transfer to the Investor 5,350,175 shares of the Target Company (representing approximately 5.6992% equity interest in the Target Company immediately prior to the Closing of the First Instalment), which shall be adjusted to 11,010,893 shares of the Targar Company (representing approximately 11.7293% equity interest in the Target Company immediately prior to the Closing of the First Instalment) after the Adjustment (as defined below) (collectively the “First Instalment Target Shares”, and such transaction, the “First Instalment”).

For the First Instalment Target Shares and subject to the terms and conditions of this Agreement, RMB 511,624,658.16 shall be transferred by the Investor to the Transferors, which shall be adjusted to RMB 1,052,945,813.40 after the Adjustment (collectively the “First Instalment Consideration”). Subject to the fulfilment or waiver of the First Instalment Conditions, at the Closing of the First Instalment, the Investor shall pay its First Instalment Consideration to the Transferors after the deduction of income tax the Investor withheld for each of them, and for the portion of the Founder, the First Instalment Deposit (as defined below) shall also be deducted.

The details of the Fisrt Instalment Target Shares and the First Instalment Consideration of each Founder Vendor are shown in Exhibit I to this Agreement.

(ii)	The Second Instalment

Subject to the terms and conditions of this Agreement (including but not limited to the fulfilment or waiver of the Second Instalment Conditions (as defined below)), the Founder shall transfer to the Investor 33,847,114 shares of the Target Company (representing approximately 36.0556% equity interest in the Target Company immediately after the Closing of the First Instalment), which shall be adjusted to 28,186,396 shares of the Target Company (representing approximately 30.0255% equity interest in the Target Company immediately after the Closing of the First Instalment) after the Adjustment (collectively, the “Second Instalment Target Shares”, and such transaction, the “Second Instalment”).

For the Second Instalment Target Shares and subject to the terms and conditions of this Agreement, RMB 3,236,719,944.70 shall be transferred by the Investor to the Founder, which shall be adjusted to RMB 2,695,398,789.46 after the Adjustment (collectively the “Second Instalment Consideration”). Subject to the fulfilment or waiver of the Second Instalment Conditions, at the Closing of the Second Instalment, the Investor shall pay its Second Instalment Consideration to the Founder after the deduction of income tax the Investor withheld for him.

(iii)	The Third Instalment

Subject to the terms and conditions of this Agreement (including but not limited to the fulfilment or waiver of the Third Instalment Conditions (as defined below)), the Founder shall transfer to the Investor 2,558,019 shares of the Target Company (representing approximately 2.7249% equity interest in the Target Company immediately after the Closing of the Second Instalment) (the “Third Instalment Target Shares”, and such transaction, the “Third Instalment”, together with the Second Instalment, the “Subsequent Transactions”).

For the Third Instalment Target Shares, RMB 244,617,343.63 shall be transferred by the Investor to the Founder after the deduction of Third Instalment Deposit (as defined below) (the “Third Instalment Consideration”). Subject to the fulfilment or waiver of the Third Instalment Conditions and after the Investor has received tax payment certificates in respect of Founder’s income generated from three instalments, the Investor shall pay its Third Instalment Consideration to the Founder at the Closing of the Third Instalment. For the avoidence of doubt, in the event that the Investor withholds income tax for the Founder, the amount of income tax payable shall also be deducted from the Third Instalment Considertaion.

(iv)	The Adjustment

In the event that the waiver for the Founder’s undertaking for a further period of lock-up at the expiration of the madatory lock-up of the shares of Deppon Logistics Co., Ltd. (the “Listed Company”, together with its subsidiaries, the “Listed Group”) held directly and/or indirectly by him (the “Voluntary Lock-up”) is obtained prior to the Closing of the First Instalment, the Founder shall transfer an additional 5,660,718 shares of the Target Company at the First Instalment and the amount of shares to be transferred at the Second Instalment shall be reduced accordingly (the “Adjustment”). In respect of the Founder, the number of shares to be transferred after the Adjustments shall be as follows:

First Instalment: 10,248,138 shares of the Target Company (representing approximately 10.9168% equity interest in the Target Company), at the consideration of RMB 980,005,345.82.

Second Instalment: 28,186,396 shares of the Target Company (representing approximately 30.0255% equity interest in the Target Company), at the consideration of RMB 2,695,398,789.46.

(v)	Security Deposit

The Investor shall withhold RMB 200,000,000 from the Founder’s portion of First Instalment Consideration (the “First Instalment Deposit”) and certain amount from the Third Instalment Consideration (the “Third Instalment Deposit”) as the security deposits to cover any liabilities and expenses arising from the Business Disposal and the Excluded Business.

At the completion of the Business Disposal, the payment of the First Instalment Deposit (if any), and the calculation and payment of the Third Instalment Deposit should be determined by the Founder and the Investor through negotiation.

(2)

Each Party hereby acknowledges and agrees that any profits, gains, bonuses, dividends generated by the Target Shares between December 31, 2021 and the Closing Date (as defined below), as well as any profits, gains, bonuses, dividends accrued or declared but unpaid at the date of this Agreement, have been taken into account in the consideration for the Target Shares. Such profits, gains, bonuses, and dividends shall be jointly enjoyed by all shareholders of the Target Company upon the completion of the Acquisition (as defined below) (unless otherwise agreed in the Business Disposal Agreement). Thereby, the Transferors shall not claim any payment or distribution in respect of any profits, gains, bonuses, or dividends from the Target Company.

3.	Conditions Precedent to the Closing of the Transaction

(1)	Conditions Precedent to Closing of all instalments

For each instalment of the Transaction, only when the following conditions and the additional conditions specified for each instalment listed below (collectively the “Conditions Precedent”; the conditions hereunder together with the additional conditions under the First Instalment hereinafter referred to as the “First Instalment Conditions”; the conditions hereunder together with the additional conditions under the Second Instalment hereinafter referred to as the “Second Instalment Conditions”; the conditions hereunder together with the additional conditions under the Third Instalment hereinafter referred to as the “Third Instalment Conditions”) have been duly fulfilled or waived, the Investor is obliged to pay the consideration for the shares at the Closing of such instalment:

(i)

on the Closing Date of each instalment, the transaction documents have been duly signed by relevant parties under each agreement and shall remain fully effective, and the representations and warranties made by the Founding Vendors and the Management Vendors remain true, accurate, not misleading, and containing no omission of any material facts. The Founding Vendors and the Management Vendors have fulfilled their respective obligations under the transaction documents;

(ii)

the instalment (including any transactions under that instalment in accordance with this Agreement and the Management Vendors Agreement, and any transaction contemplated at that instalment under the Acquisition) and relevant transaction documents have been approved by the relevant authorities (if any); there have been no proceedings, arbitration, other disputes or judicial seizure on the target shares of that instalment; there have been no law, regulations or any actions from the relevant authorities which restrict, prohibit or cancel the transfer of the shares of the Target Company under that instalment; the instalment and the relevant transaction documents are in compliance with applicable listing rules of the Stock Exchange of Hong Kong Limited (except those which waiver had been applied for);

(iii)

the Founding Vendors, the Management Vendors and other 153 minority shareholders of the Target Company (collectively “Minority Vendors”) have obtained all the necessary internal approvals (if any) in relation to the transactions under that instalment and there have been no selling restrictions in relation to the target shares or such restrictions have been duly waived;

(iv)

the Target Company has completed the relevant registrations and procedures relating to the transfers of the Target Shares and the Management Target Shares of that instalment with Guangzhou Equity Exchange, such that the Founding Vendors, Management Vendors, together with the Minority Vendors shall have transferred an aggregate of more than 51% equity interest in the Target Company and such transfers have been reflected in the register of shareholders of the Target Company, and each of the shareholders of the Target Company (except the Founder) has entrusted the voting rights attached to their shares and/or transferred the relevant shares to the Investor so that the investor shall control more than 51% of the voting rights in the Target Company (any and all transfers of shares and/or the entrustment of voting rights attached to shares, for the purpose of acquiring such control, hereinafter referred to as the “Acquisition”);

(v)

each of the Founding Vendors and the Management Vendors under that instalment has provided all of his/her documents on income tax in relation to the transfer of shares to the Investor at such instalment; and

(vi)

the Founding Vendors (for the First Instalment) or the Founder (for the Second Instalment and Third Instalment) have/has provided to the Investor a written confirmation stating that the respective condition precedent had been fulfilled.

(2)	Additional Conditions Precedent under the First Instalment

(i)

The Founder and/or his designated third party, the Group Companies and the Excluded Entities have completed the relevant procedures and conditions for the Business Disposal in relation to the First Instalment in accordance with the Business Disposal Agreement, including having (1) completed the disposal of Guangzhou Xingguang Small Loan Company Limited (the “Xingguang”), which includes but not limited to the transfer of claims receivables and the transfer of shares held by the Target Company or the completion of Xingguang’s winding up procedures; (2) obtained the shareholders’ approval in relation to the liquidation of Dexin Commercial Factoring (Shenzhen) Co., Ltd., transferred and collected factoring claims receivables and repaid the relevant liabilities and complied with the relevant procedures such as the liquidation announcement and the notices of creditors; (3) submitted the winding up application of Ningbo Dewei Real Estate Management Co., Ltd. and Ningbo Dezhou Property Management Co., Ltd. to the relevant tax authorities;

(ii)

The Target Company has obtained approvals from its shareholders and board of directors in relation to (1) the first amendment to the articles of association of the Target Company (the “First Amendment to Articles of Association”) that is satisfactory to the Investor; (2) the cancelation of the share management agreement of the Target Company, (3) the Business Disposal and the Business Disposal Agreement, and (4) the resignation of the Management Vendors from their positions as director, supervisor or senior management and the appointment of new directors, supervisors and senior management (the “First Adjustment of Management”);

(iii)

The Target Company has registered with the relevant authorities for (1) the First Adjustment of Management, (2) the First Amendment to Articles of Association, and (3) the reduction in the registered capital of the Target Company from RMB94,224,991 to RMB93,874,768 (the “Reduction”);

(iv)

The Target Company has fully paid the relevant parties in relation to the Reduction and has withheld and paid the relevant parties the relevant taxes relating to the Reduction (including but not limited to income tax and stamp duty);

(v)

The Target Company has obtained approvals from its shareholders and board of directors in relation to (1) the second amendment to the articles of association of the Target Company (the “Second Amendment to Articles of Association”) that is satisfactory to the Investor, and (2) the change to each of the board of directors and supervisors of each of the members of the Group Companies (except the Listed Group) and the appointment of persons nominated by the Investor as the legal representative and general manager of each of the members of the Group Companies (except the Listed Group) (the “Second Adjustment of Management”);

(vi)

The concert party agreement entered into by the Founder, Cui Weigang and Xue Xia in 2017 has been duly terminated and there has been no concerted party arrangement among the shareholders of the Target Company;

(vii)

The Group Companies have given notice to or obtained the necessary approvals and/or consents from the relevant third parties regarding the Transaction and the Acquisition, and the change of the actual controller of the Listed Company shall not result in the qualification for the operation of the Listed Company being terminated or not renewed;

(viii)

The Listed Company has updated the commercial franchising registration with the relevant authorities in relation to its registered address, distribution of the franchisees’ stores and other information required by law;

(ix)	The Acquisition has been approved by the relevant PRC authorities in relation to antitrust review and has obtained the consent or recognition of relevant authorities;

(x)

From the date of this Agreement to the Closing of the First Instalment, there has been no material adverse effect (in an amount of more than RMB300,000,000) on the Group Companies’ assets, liabilities, profits and normal operation;

(xi)	The Investor has obtained all necessary internal approvals (including but not limited to the shareholders’ approval and board of directors’ approval) for the Acquisition; and

(xii)	The Investor has completed business, legal, financial, human resources, and tax due diligence of the Group Companies.

(3)	Additional Conditions Precedent under the Second Instalment

(i)	The First Instalment and the MVA First Instalment have been closed;

(ii)

The Voluntary Lock-up has been expired or waived, and except for the Founder, who should serve as the director of the Listed Company, each of the Management Vendors has resigned from his/her position as director, supervisor, or senior management of the Target Company and the Listed Company for no less than six months; and

(iii)	Second Instalment Target Shares Pledge Release (as defined below) and MVA Subsequent Trading Shares Pledge Release (as defined below) have been completed.

(4)	Additional Conditions Precedent under the Third Instalment

(i)	The First Instalment, the MVA First Instalment, the Second Instalment and the MVA Second Instalment have been closed;

(ii)	Third Instalment Target Shares Pledge Release (as defined below) has been completed; and

(iii)

The following date (whichever the later) has occurred: (x) the date on which the Listed Company announces its 2023 annual audited report and (y) April 30, 2024 (the later date is referred to as the “Announcement Date”), and before the Announcement Date, (a) each of the parties to this Agreement have had settled his/her dispute or claims (if any) against the other party to this Agreement, or (b) any such dispute or claim had been adjudicated by the relevant authority and enforced accordingly, such that the Investor and the Transferors, and the Group Companies and the Transferors shall not have any outstanding dispute or claims after the Closing of the First Instalment.

4.	The Closing of the Transaction

The closing of each instalment (the “Closing”) shall occur within 10 business days after the duly fulfillment or waiver of the respective conditions precedent (unless the condition by nature should be satisfied on the closing date), or any other date otherwise agreed by the Investor and the Founder (the “Closing Date”), at Building 1, No.316 Xuxiang Road, Xujing Town, Qingpu District, Shanghai, or at other place otherwise agreed by the Investor and the Founder.

5.	Representations and Warranties

Each of the Transferors and the Investor have made customary representations and warranties and confirmed that the representations and warranties they make are true, accurate, not misleading and containing no omission of any material facts on the date of this Agreement, and the applicable Closing Date, the other parties can rely on the representations and warranties they make.

6.	Undertakings

(1)	Resignations

(i)

The Parties hereby agree that, as soon as practicable but in no event later than 20 business days after the date hereof, the Founder shall, and the Founding Vendors shall cause each of the Management Vendors to, resign from their position as directors, supervisors or senior management of the Target Company (the “Resignation from the Target Company”), and complete all relevant registration or filing procedures in relation to the Resignation from the Target Company, with the Target Company’s local branch of State Administration for Market Regulation of the PRC (the “SAMR”).

(ii)

The Parties hereby agree that, the Founding Vendors shall cause each of the Management Vendors (if serving relevant position in the Listed Company) to submit resignation letters in order to resign from their position as directors, supervisors or senior management of the Listed Company (the “Resignation from the Listed Company”, collectively with the Resignation from the Target Company, the “Resignations”) on the First Instalment Closing Date or the next business day after the First Instalment Closing Date (or any later date as otherwise required by the Investor). In addition, on the First Instalment Closing Date or the next business day after the First Instalment Closing Date (or any later date as otherwise required by the Investor), the Founding Vendors shall also (i) cause the current directors, supervisors and senior management personnel of the Listed Company (the specific list shall be designated by the Investor) other than the Management Vendors to submit resignation letters in order to resign from their position as directors, supervisors or senior management of the Listed Company; (ii) cause the board of directors of the Listed Company to issue a notice of general meeting for appointment of persons nominated by the Investor as new directors and supervisors of the Listed Company; (iii) take other actions to cause appointment of persons nominated by the Investor as new directors and supervisors of the Listed Company according to the Investor’s reasonable request; and (iv) cause current directors, supervisors and senior management of the Listed Group (the specific list shall be designated by the Investor) to submit resignation letters in order to resign from their position as directors, supervisors or senior management of the Listed Group.

(2)	SAMR Registration

The Founding Vendors shall, and the Founding Vendors shall cause the Target Company to complete all relevant registration or filing procedures in relation to the Second Amendment to Articles of Association and the Second Adjustment of Management, with Target Company’s local branch of the SAMR within 15 business days after the Closing of the First Instalment.

(3)	Business Disposal

(i)

The Transferors hereby acknowledge and undertake that the Group Companies, the Excluded Entities and certain other parties shall proceed the Business Disposal in accordance with the Business Disposal Agreement and shall enter into an agreed formed business disposal agreement (the “Business Disposal Agreement”, any disposal of the assets and liabilities related to the Excluded Entities under the Business Disposal Agreement hereinafter referred to as the “Business Disposal”) with certain other parties on the date hereof. The Transferors shall, and the Transferors shall cause the director appointed by himself and/or herself (if any) and representatives to, vote in favor of such Business Disposal and execution of the Business Disposal Agreement in the general meeting and board of directors of the Target Company. The Transferors shall cause the Target Company to obtain approvals from the general meeting and board of directors of the Target Company in no event later than 30 days after the date hereof, in relation to (i) the First Amendment to the Articles of Association, (ii)the cancelation of the share management agreement of the Target Company, (iii) the Business Disposal and execution of the Business Disposal Agreement.

(ii)

The Parties hereby agree that the Transferors shall, and the Transferors shall cause the Group Companies and the Excluded Entities to, complete the Business Disposal as soon as practicable in accordance with the Business Disposal Agreement, including but not limited to obtaining all necessary governmental, statutory, regulatory, consents, approvals, licenses, waivers or exemptions in connection with the Business Disposal, and closing of transactions contemplated under the Business Disposal.

(iii)

The Parties hereby agree that the Founder shall be responsible for the costs, expense and liabilities relating to the Business Disposal and the Excluded Business. The Founder shall reimburse the Group Companies and/or the Investor the applicable costs, expenses and liabilities in accordance with the Business Disposal Agreement.

(4)	Transitional Loans

(i)

To satisfy the financial requirements of the Founder and the Management Vendors, the Investor agrees to provide a certain amount of loan to the Founder (the “Founder Transitional Loan”), and provide an aggregate amount of RMB 334,562,195.98 to the Management Vendors (the “Management Vendors Transitional Loans”, collectively with the Founder Transitional Loan, the “Transitional Loans”), within 10 business days upon the satisfaction of the conditions, including (i) the First Instalment and the MVA First Instalment shall have been closed, (ii) the Resignations and relevant registration or filing procedures in relation to the Second Amendment to Articles of Association and the Second Adjustment of Management with relevant local branch of the SAMR shall have been completed, (iii) each of the said Transferors and Management Vendors shall have entered into the Entrustment Agreement (as defined below) and the Entrustments (as defined below) having taken effect, and (iv) relevant parties shall have entered into the Share Pledge Agreement (as defined below) and each of the share pledges (as defined below) shall have been registered with the relevant authorities. The Parties hereby agree that the Founder shall, and the Founding Vendors shall cause each of the Management Vendors to, enter into an agreed formed transitional loan agreement (the “Transitional Loan Agreement”) with the Investor on the date hereof. The Parties hereby agree that, (i) for the First Instalment, the amount of the Founder Transitional Loan shall be RMB 2,640,025,756.70, and (ii) the amount of the Founder Transitional Loan shall be adjusted to RMB 2,198,497,970.26 after the Adjustment.

(ii)

The Parties hereby agree that, notwithstanding other provisions in this Agreement, on or prior to the Closing of the Second Instalment, the Investor shall be entitled to, by written notice in the agreed form (the “Offset Notice”), request to offset the outstanding amount of the Founder Transitional Loan against the same amount of Second Instalment Consideration to be paid by the Investor to the Founder (the “Offset Amount”). After the Offset Notice is issued, and from the Closing of the Second Instalment, the amount of the Founder Transitional Loan is deemed to have been repaid by the Founder to the Investor, and the Investor is also deemed to have fully paid the amount of the Second Instalment Consideration equal to the Offset Amount to the Founder. The Investor only needs to pay the amount of the after-tax Second Instalment Consideration deducting the Offset Amount, to the Founder on the Closing of the Second Instalment. For the avoidance of doubt, if the amount of the after-tax Second Instalment Consideration is lower than the Offset Amount, the Founder shall repay the amount of the Offset Amount deducting the after-tax Second Instalment Consideration to the Investor on or before the Closing of the Second Instalment.

(5)	Entrustments

To ensure that the Subsequent Transactions and the MVA Subsequent Transaction can be carried out smoothly, the Founder hereby irrevocably agrees to entrust all of his voting rights of the Second Instalment Target Shares and Third Instalment Target Shares (collectively, the “Subsequent Trading Shares”) to the Investor (the “Founder Entrustment”). To ensure that the MVA Subsequent Transaction can be carried out smoothly, the Founding Vendors shall cause the Management Vendors to entrust all of his/her voting rights of the MVA Subsequent Trading Shares to the Investor (the “MVA Entrustment”, collectively with the Founder Entrustment, the “Entrustments”). The Parties hereby agree that the Founder shall, and the Founding Vendors shall cause each of the Management Vendors to, enter into an agreed formed entrustment agreement (the “Entrustment Agreement”) with the Investor on the date hereof.

(6)	Share Pledges

To ensure that the certain parties will fulfil respective responsibilities and obligations under the main transaction documents (including the Subsequent Transactions and repayment of the Founder Transitional Loan), the Founder hereby irrevocably agrees to pledge the Subsequent Trading Shares to the Investor, and the Founder hereby irrevocably agrees to pledge the 43,009,184 shares of the Listed Company directly held by him to the Investor (the “Pledge of Shares of the Listed Company”). To ensure that the Management Vendors will fulfil respective responsibilities and obligations under the main transaction documents (including the MVA Subsequent Transaction and repayment of the Management Vendors Transitional Loans), the Founding Vendors hereby irrevocably agree to cause the Management Vendors to pledge the MVA Subsequent Trading Shares to the Investor.

The Parties hereby agree that:

(i)

The Founder shall, and the Founding Vendors shall cause each of the Management Vendors to, enter into one or more share pledge agreements in relation to the Subsequent Trading Shares or the MVA Subsequent Trading Shares in agreed form with the Investor on the date hereof. The Founder shall enter into a share pledge agreement in relation to the Pledge of Shares of the Listed Company in agreed form (the “Listed Company Share Pledge Agreement”) with the Investor on the date hereof.

(ii)

Within 15 business days after the Closing of the First Instalment, (i) the Founder shall complete all relevant registration procedures in relation to pledge of all Subsequent Trading Shares, with the Target Company’s local branch of the SAMR (the “Subsequent Trading Shares Pledge”), (ii)the Founding Vendors shall cause each of the Management Vendors to complete all relevant registration procedures in relation to pledge of all relevant MVA Subsequent Trading Shares, with Target Company’s local branch of the SAMR (the “MVA Subsequent Trading Shares Pledge”), (iii) the Founder shall complete the registration procedures in relation to the Pledge of Shares of the Listed Company with China Securities Depository and Clearing Co., Ltd, and the Investor shall use its best efforts, to the extent commercially practicable, to cooperate with such registration procedures.

(iii)

The Founder and the Investor shall release the pledge and complete relevant registration procedures in relation to the Second Instalment Target Shares (the “Second Instalment Target Shares Pledge Release”), within 10 business days upon the satisfaction of the conditions, including (i) the expiry of the Founder’s Voluntary Lock-up or waiver by the general meeting of the Listed Company, and (ii) the Founder having resigned from his position as the director and senior management of the Target Company for 6 months and the Second Instalment Target Shares having become unrestricted. Within 10 business days after the completion of the Second Instalment Target Shares Pledge Release, the Founder shall complete the relevant registrations and procedures relating to transfer of the relevant Second Instalment Target Shares to the Investor with Guangzhou Equity Exchange, and obtain a register of members issued by Guangzhou Equity Exchange to prove that the Investor has become the sole legal holder of the Second Instalment Target Shares.

(iv)

The Founding Vendors shall cause each of the Management Vendors to release the pledge and complete relevant registration procedures in relation to the MVA Subsequent Trading Shares with the Investor (the “MVA Subsequent Trading Shares Pledge Release”), within 10 business days upon the satisfaction of the conditions, including (i) such Management Transferor having resigned from his/her position as the director, supervisors and/or senior management of the Target Company for 6 months, and (ii) the MVA Subsequent Trading Shares held by such Management Transferor having become unrestricted. Within 10 business days after the completion of the MVA Subsequent Trading Shares Pledge Release, the Founding Vendors shall cause such Management Transferor to complete the relevant registrations and procedures relating to the transfer of relevant MVA Subsequent Trading Shares held by such Management Vendors to the Investor with Guangzhou Equity Exchange, and obtain a register of members issued by Guangzhou Equity Exchange to prove that the Investor has become the sole legal holder of such MVA Subsequent Trading Shares.

(v)

In the event of satisfaction of the Third Instalment Conditions (other than the Third Instalment Target Shares Pledge Release (as defined below), and transfer registration procedures of the Third Instalment Target Shares), the Founder and the Investor shall release the pledge and complete relevant registration procedures in relation to the Third Instalment Target Shares (the “Third Instalment Target Shares Pledge Release”), within 10 business days upon satisfaction of conditions under Section 3 (4) (iii).

(vi)

Within 10 business days after the completion of the Third Instalment Target Shares Pledge Release, the Founder shall complete the relevant registrations and procedures relating to the transfer of relevant Third Instalment Target Shares to the Investor with Guangzhou Equity Exchange and obtain a register of members issued by Guangzhou Equity Exchange to prove that the Investor has become the sole legal holder of the Third Instalment Target Shares.

(vii)	The release of the Pledge of Shares of the Listed Company shall be subject to the Listed Company Share Pledge Agreement and other written arrangements agreed between the Founder and the Investor.

(7)	Notice of Event of Default

(i)

The Transferors shall timely, accurately and completely notify and disclose to the Investor any event, circumstance, fact and situation that are occurred before the Closing of the First Instalment and may result in a material adverse change in the Group Companies, or may cause the Transferors to breach any of the representations, warranties, undertakings and other obligations of the Transferors herein under the main transaction documents, or its effect may cause the representations, warranties, undertakings and other obligations of the Transferors under the main transaction documents herein to be untrue or incorrect in any respect.

(ii)

The Transferors shall timely, accurately and completely notify and disclose to the Investor any event, circumstance, fact and situation that are occurred before the Closing of the Second Instalment that may cause the Transferors to breach any of the representations, warranties, undertakings and other obligations of the Transferors herein under the main transaction documents, or its effect may cause the representations, warranties, undertakings and other obligations of the Transferors under the main transaction documents herein to be untrue or incorrect in any respect.

(iii)

The Founder shall timely, accurately and completely notify and disclose to the Investor any event, circumstance, fact and situation that are occurred before the Closing of the Third Instalment that may cause the Founder to breach any of the representations, warranties, undertakings and obligations of the Founder herein under the main transaction documents, or its effect may cause the representations, warranties, undertakings and other obligations of the Founder under the main transaction documents herein to be untrue or incorrect in any respect.

(8)	Exclusivity

From the date of this Agreement to the Closing of the Third Instalment or the date on which this Agreement is terminated pursuant to the Section 8 (2), without the prior consent of the Investor, the Transferors shall not directly or indirectly (or through any third party), and shall ensure that their respective affiliate and the Group Companies (including the Listed Company) as of the Closing of the First Instalment shall not directly or indirectly (or through any third party) (i) solicit, initiate, consider, encourage or accept any proposal or offer made by any person or any entity in respect of the following matters (i.e. matters referred to in (A), (B) and (C), collectively referred to as “Conflicting Transaction”): (A) acquire or purchase all or part of the equity of the Group Companies (including the Listed Company) from the Transferors, (B) enter into any merger, consolidation or other business combination with the Group Companies (including the Listed Company), or acquire or purchase the material assets of the Group Companies (including the Listed Company), or propose any tender offer to the Group Companies (including the Listed Company), (C) enter into capital restructuring, structural restructuring, business restructuring or any other transaction that conflicts with the transactions contemplated under the Acquisition, with the Group Companies (including the Listed Company), or (ii) participate in any discussion, conversation, negotiation or other communication with respect to the Conflicting Transaction, or provide any information related to the above matters to any third party, or allow any third party to proceed due diligence with respect to the Group Companies (including the Listed Company) for the Conflicting Transaction, or cooperate, assist, participate in or encourage any efforts or attempts of any third party to conduct the Conflicting Transaction in any other way, or enter into any agreement or arrangement with any third party for the Conflicting Transaction. The Transferors shall immediately cease it (and shall cause their affiliate and the Group Companies (including the Listed Company) to cease it immediately) and shall cause the termination of all discussions, conversations, negotiations or other communications and provision or sharing of information in relation to any Conflicting Transaction initiated prior to the execution of this Agreement. The Transferors shall promptly notify the Investor of any proposal, offer, inquiry or other contacts made by any entity with respect to the Conflicting Transactions.

(9)	Closing Audit

The Parties hereby agree that, after the date hereof, the Investor shall be entitled (but not the obligation) to (i) appoint Deloitte to audit status of assets and financial information of the Group Companies as of the Closing of the First Instalment, prior to the Closing of the First Instalment (the “Closing Audit”), (ii) conduct technology-related due diligence on the Group Companies by itself or any third party appointed by the Investor (the “IT DD”), and (iii) appoint a third-party evaluation agency to evaluate the fixed assets, intangible assets and real estate of the Group Companies as of the Closing of the First Instalment (the “Asset Valuation”). The Transferors shall, and the Transferors shall cause the Group Companies to allow the Investor or any third party appointed by the Investor to conduct Closing Audit, the IT DD and the Asset Valuation within a reasonable period before the Closing of the First Instalment, and shall take all reasonable action to assist the Investor or any third party appointed by the Investor to process such procedures pursuant to reasonable request from the Investor or any third party appointed by the Investor.

According to the above results of Closing Audit, if there is any Leakage of the Listed Group during the period from September 30, 2021 to the Closing of the First Instalment, the Founding Vendors shall compensate the Investor for the amount of such Leakage within 10 business days after the results of Closing Audit are issued.

According to the above results of Closing Audit, if there is any Leakage of the Group Companies (excluded the Listed Group) during the period from December 31, 2021 to the Closing of the First Instalment, the Founding Vendors shall compensate the Investor for the amount of such Leakage within 10 business days after the results of Closing Audit are issued.

For the purposes of this Agreement, “Leakage” means any following act or payment by the Founding Vendors for or on behalf of the Founding Vendors (or their affiliate, for the avoidance of doubt, excluding the Group Companies) or other shareholders of the Group Companies: (i) any dividend or similar distribution (whether in cash or in kind) or any comparable return of capital (whether by reduction of capital or redemption or purchase of shares) from any Group Companies; (ii) any management, service or other fees, costs, bonuses or other payments paid or incurred by any Group Companies for the aforementioned persons (other than salaries or reimbursements paid by such Group Companies to the aforementioned persons serving in such Group Companies in accordance with past practice); (iii) any waiver and extension of due debt or other liabilities owed to any Group Companies (except for extension of the loan to employee for purpose of implemented employee incentive plan of the Listed Company); (iv) any Group Companies assumes responsibility for the aforementioned persons or relieves the aforementioned persons of any responsibility; (v) any guarantee or indemnity by any Group Companies for the duties or obligations of the aforementioned persons; (vi) any transaction with any Group Companies on an un-arm’s length basis.

(10)	Tax Filing

Each of the Transferors shall duly and timely pay all applicable income tax and other taxes payable in respect of all consideration in relation to the transactions contemplated by this Agreement pursuant to applicable laws and the requirements from the relevant tax authorities (the “Payable Taxes”). The Investor shall be entitled to withhold all or part of the Payable Taxes for any Transferor (the “Tax Withholding”), and the Transferors shall take all necessary actions and sign all necessary documents. If the Investor performs the obligation of such Tax Withholding, the Investor shall be entitled to pay the amount of relevant consideration deducting the amount of the Payable Taxes to be withheld. The Parties agree that, notwithstanding any other provisions in the transaction documents to the contrary, if the Tax Withholding is unable to proceed for any reason not attributable to the Investor, regardless of whether closing conditions for payment of relevant consideration have been satisfied at that time, the Investor shall be entitled to not make any payment (including but not limited to any consideration in relation to the share transfer transaction contemplated by this Agreement).

If any Transferor requests to pay the Payable Taxes by himself or herself, the Investor agrees to negotiate with such Transferor about the specific arrangements with respect to the amount of Payable Taxes and payment of relevant consideration in relation to the share transfer transaction contemplated by this Agreement. For example, the Parties may agree otherwise, and the Investor may only pay such Transferor the amount of the Payable Taxes on Certain Installment (the “Payable Taxes on Certain Installment”). Within 10 business days after such Transferor has provided the certificate reasonably satisfactory to the Investor issued by the competent tax authority proving that such Transferor has duly and timely paid all Payable Taxes on Certain Installment and the related explanations or materials for exempting the Investor from obligation of the Tax Withholding, the Investor shall pay to the such Transferor the amount of the price to be paid pursuant to Section 2 deducting the amount of the Payable Taxes on Certain Installment.

(11)	Continuing to Serve

Unless otherwise requested by the Investor, the Founder agrees to remain in his position as the chairman of the Listed Company and shall not voluntarily resign from the aforementioned position for a period of at least 12 months from the Closing of the First Instalment (or later period otherwise agreed by the Founder and the Investor). During the period when the Founder serves as the chairman of the Listed Company, the Founder shall perform his duties in accordance with the consistent standards before the Closing of the First Instalment, develop the business of the Listed Company, protect the interests of the Listed Company, and make reasonable efforts to assist the Investor and the Target Company to exercise the rights as the controlling shareholder of the Listed Company and have a smooth transition with respect to operation and business of the Group Companies after the Closing of the First Instalment.

(12)	Non-competition and Confidentiality Obligations

Each of the Founding Vendors hereby acknowledges and undertakes that so long as such Founding Shareholder and/or his/her affiliate serves in the Group Companies or be a direct or indirect holder of equity interest in the Group Companies and for 3 years after such Founding Shareholder and/or his/her affiliate no longer serves as director, officer or other position in the Group Companies, or is no longer a direct or indirect holder of equity interest in the Group Companies, such Founding Shareholder will not directly or indirectly:

(i)

By himself or through its affiliate (including Cui Weigang), individually or jointly with, through or on behalf of any entity, directly or indirectly engage in, participate in or be employed or have an interest in or other interests (whether as an investor, joint venture partner, technology licensor, technology licensee, client, agent, distributor, consultant or in any other capacity, and for their own benefits or for the benefit of others. For the avoidance of doubt, (i) purchasing and holding no more than 3% of the outstanding share capital of any publicly traded company through the secondary market, (ii) for the purpose of financial investment only, holding no more than 49% of the outstanding interest of any private equity fund and acting only as a limited partner without any management authority of such private equity fund, shall be excluded from the aforesaid situation) in the business of courier service, express, warehousing and supply chain.

(ii)

Solicit or entice the resignation from the Group Companies, or attempt to solicit or entice the resignation of (i) any person or entity as the customer of the Group Companies, or (ii) any person or entity who used to be the customer of the Group Companies in two years prior to the date on which such Founding Shareholder and/or his/her affiliate no longer serves in the Group Companies, or is no longer a direct or indirect holder of equity interest in a Group Companies.

(iii)

Solicit or entice the resignation from the Group Companies, or attempt to solicit or entice the resignation of (i) any Employee at or above the M9 Level or any Employee under the M9 Level; or (ii) any person who used to be an Employee at or above the M9 Level in one year prior to the date on which such Founding Shareholder and/or his/her affiliate no longer serves in the Group Companies, or is no longer a direct or indirect holder of equity interest in the Group Companies. For the purpose of this Agreement, “Employee at or above the M9 Level” means any employee of the Group Companies with title at or above the M9 level (excluding Miao Yan and Gong Xueting); “Employee under the M9 Level” means another person identified by the Founder and the Investor.

Each Transferor hereby acknowledges and undertakes that, he/she will, and he/she will cause his/her affiliate to, keep in strict confidence the confidential information obtained concerning the Group Companies, and will not disclose any confidential information or allow any confidential information to be disclosed to any third party, and not disclose, copy or otherwise use any confidential information for any other purpose.

(13)	Restriction on Transfers

After the Closing of the First Instalment, none of the Transferors shall directly or indirectly sell, assign, transfer, pledge, hypothecate, grant an option or constitute an offer to sell, encumber, or otherwise dispose of in de facto or economically effective way, any Subsequent Trading Share directly or indirectly owned or held by such Transferor, without the prior written consent of the Investor or otherwise agreed in the transaction documents.

(14)	Subsequent Transactions

Each of the Parties shall take or cause to be taken all necessary action, to execute all necessary instruments (including but not limited to the articles of association applicable to the Subsequent Transactions and any simplified version of the share transfer agreement for the Subsequent Transactions for government approval or similar purposes), to cause the Subsequent Transactions to be consummated.

(15)	Excluded Rights and Excluded Dividend

Notwithstanding other provisions in this Agreement, all Parties hereby acknowledge and agree that, from the date hereof to the Closing Date, in the event of any equity distribution, conversion of capital reserve into share capital, allotment of shares and issuance of bonus shares of the Target Company and other events that require conducting of ex-right and ex-dividend, then and in such event, the number of the Target Shares and/or the unit price per share shall be adjusted concurrently. The mathematical formula for determining such adjustment is as follows:

Equity distribution: P1 = P0 – D

Issuance of bonus shares or conversion of capital reserve into share capital: P1 = P0 ÷ (1 + N)

Allotment of shares: P1 = (P0 + (A × K)) ÷ (1+K)

Above adjustments to be proceeded concurrently: P1 = (P0 – D + (A×K)) ÷ (1+K+N)

WHERE:

P0 = the benchmark price per share before the adjustment

N = the number of bonus shares or increased capital stocks per share

K = the number of allotment shares per share

A = the allotment price

D = the equity distribution per share

P1 = the benchmark price per share after the adjustment

The value after the adjustment shall be rounded to two decimals. The round method provides normal rounding functionality, rounding a number up or down based on any existing decimals.

7.	Liability for Breach of Contract

(1)	Liabilities for Breach of Contract and Compensation Commitment

(i)

The occurrence of any of the following constitutes an event of default under this Agreement (the “Event of Default”): (x) a representation made by either Party under this Agreement proves to be untrue, inaccurate, incomplete or misleading, (y) a breach by either Party of its undertakings and warranties, or (z) any Party fails to perform its obligations under this Agreement (including the appendices hereto) as agreed herein.

(ii)

If either Transferor occurs an Event of Default, the Transferors shall compensate and hold harmless the Investor, in such case, the Transferors shall compensate the Investor for any actual loss, damage, liability, cost or expense as a result of such Event of Default, including without limitation reasonable litigation/arbitration fees and attorney fees (collectively, the “Losses”). For the avoidance of doubt, the Transferors shall indemnify the Investor for Losses (based on all the shares acquired thereby through the Acquisition) as a result of any breach by the Transferor of the representations and warranties made by the Transferors.

(iii)	If the Investor commits an Event of Default, which causes Losses to any Transferor, the Investor shall indemnify such Transferor for any Losses incurred as a result of such Event of Default.

(iv)

If the Investor fails to perform its obligation of paying any of its considerations or the Transitional Loans in accordance with this Agreement, the Investor shall pay the Transferor liquidated damages in the amount of 0.05% of the outstanding amount for each day of delay, until the full payment under this Agreement is made to the Transferor.

(v)

If the share transfer registration of the Second Instalment Target Shares fails to be completed within the period agreed in this Agreement, the Founder shall pay the Investor liquidated damages in the amount of 0.05% of the Second Instalment Transfer Price for each day of delay until the share transfer registration of the Second Instalment Target Shares is completed.

(vi)

If the Founding Vendors and/or their designee(s) fail to make any payment (if any) on schedule as agreed in the Business Disposal Agreement, the Founding Vendors shall pay liquidated damages to the transferee or their designee(s) in the amount of 0.05% of the outstanding amount for each day of delay, until the amounts set forth in the Business Disposal Agreement have been paid by the Founding Vendors and/or their designee(s).

(2)

Notwithstanding anything to the contrary in this Agreement, after the Closing of the First Instalment, if the Group Companies and/or the Investor suffer any Losses arising from the following matters, regardless of whether such Losses are incurred before or after the Closing Date and whether such matters are disclosed in any form, the Founding Vendors shall indemnify the Investor or its designee(s) for such losses:

(i)

prior to the Closing Date of the First Instalment, (1) any of the Group Companies fails to pay or fails to pay in full of the employees’ wages, or (2) there are any labor-related disputes between any Group Companies and any of its employees, or (3) any of the Group Companies is subject to any fine or overdue fine imposed by the competent authority or is requested by the competent authority to make up the arrears due to its default or deficiency in the payment of the social security premium and housing fund premium prior to the Closing Date of the First Instalment, provided that, (A) the Founder shall not be required to make any indemnification unless the aggregate amount of the Losses arising from such matters under the above items (1), (2) and (3) exceeds RMB 400 million, and (B) the maximum amount of such indemnification shall not exceed RMB 200 million;

(ii)

the following matters under items (a) to (i) below prior to the Closing Date of the First Instalment, provided that, (A) the Founder shall not be required to make any indemnification unless the aggregate amount of the Losses arising from such matters exceeds RMB50 million, and (B) the maximum amount of such indemnification shall not exceed RMB5 million:

(a)

any of the Group Companies and their contractual counterparties, and the vehicles and drivers used by the Group Companies fails to obtain the governmental approvals necessary for their business, or fails to conduct business in accordance with all applicable laws (including without limitation the laws, regulations and regulatory policies in relation to courier, express, warehousing and supply chain, road freight transportation services, special equipment, safety management, personal information protection and data compliance) and the governmental approvals, or conduct business beyond the scope approved by the government, or are required to make rectification by the relevant governmental authorities;

(b)

any Group Companies fails to declare or pay (including withholding) taxes (including any fines and overdue fines arising therefrom) in accordance with applicable laws, or violates applicable laws related to taxes in any other respect;

(c)	any Group Companies’ infringement of a third party’s intellectual property, or there is any ownership dispute over any Group Companies’ intellectual property;

(d)

any Losses arising to the Group Companies due to the internal control system (including but not limited to operation and financial control, safety management) of any Group Companies prior to the Closing Date of the First Instalment does not comply with the provisions of applicable laws, including but not limited to the internal control system of the Group Companies or the behavior of the Group Companies employees in implementing the internal control system in violation of the provisions of applicable laws;

(e)	any financial subsidies or tax preferences previously received or obtained by any Group Companies are requested by any governmental authority to be refunded;

(f)	any of the Transferors or the Group Companies violates any representations and warranties in relation to anti-corruption under this Agreement.

(g)	there are defects in the properties owned or used by any Group Companies;

(h)

any claim for which any Group Companies is liable incurred after the Closing Date of the First Instalment as a result of the claim arising from any cause occurred by any Group Companies before the Closing Date of the First Instalment that occurred and was outstanding prior to the Closing Date of the First Instalment;

(i)	the failure to obtain all necessary third party consents or notify all necessary third parties of the Acquisition.

(iii)

Any claim for which any Group Companies shall be liable which occurs after the Closing Date of the First Instalment as a result of the claim arising from any cause of any Group Companies occurred before the Closing Date of the First Instalment but is not raised before the Closing Date of the First Instalment, provided that, (A) the Founder shall not be required to make any indemnification unless the aggregate amount of the Losses therefrom exceeds RMB 3 million, and (B) the maximum amount of such indemnification shall not exceed RMB 5 million;

(iv)

Whether or not attributable to the Transferors, the Business Disposal violates or fails to comply with the requirements of the applicable laws, or various taxes relating to the internal reorganization fail to be declared or paid in accordance with the applicable laws or liabilities to any third party arising from the internal reorganization; and

(v)

Any Transferor fails to declare or pay (including any fines and overdue fines arising therefrom) the taxes payable by them for the completion of the transaction contemplated hereby in accordance with applicable laws.

For further clarification, the aggregate liability of the Founding Vendors under this Agreement in connection with the matters set forth in this Section (a), (b) and (c) above shall not exceed RMB210 million, if the Losses caused by matters under this Section (i), (iii) and (iii) above are incurred after the latter of (A) the third anniversary after the Closing of the First Instalment and (B) the Closing of the Third Instalment, the Founding Vendors shall not be liable for indemnification with respect to matters under this Section (i), (iii) and (iiii) above.

8.	Effectiveness and Termination

(1)	This Agreement shall be formed and become effective upon and from the date of execution by the Parties.

(2)	This Agreement may be terminated by relevant Party prior to the Closing Date of the First Instalment as follows:

(i)

If the Closing of the First Instalment fails to occur within 9 months from the date hereof (or a longer period as the Founder and the Investor may otherwise agree in writing, the “First Instalment LSD”), either the Founder and the Investor shall be entitled to terminate this Agreement(if the Closing of the First Instalment fails to occur due to the Investor’s failure to fulfill or perform the First Instalment Conditions or relevant obligations that the Investor shall be responsible for fulfilling or performing, the Investor shall have no right to terminate this Agreement; if the Closing of the First Instalment fails to occur due to the Transferors’ failure to fulfill or perform the First Instalment Conditions or relevant obligations that the Transferors shall be responsible for fulfilling or performing, the Founder shall have no right to terminate this Agreement.); for the avoidance of doubt, if the Founder intends to terminate this Agreement in accordance with this Section 8 (2)(i), the First Instalment LSD shall be further extended to twelve months after the date hereof (or a longer period as the Founder and the Investor may otherwise agree in writing) if the Report of Acquisition by Offer of this Transaction has been announced.

(ii)	This Agreement may be terminated by the mutual written consent of the Founder and the Investor.

(3)	Termination of Subsequent Transactions

After the Closing of the First Instalment, the Subsequent Transactions may be terminated by the relevant Party as follows:

(i)

If the Closing of the Second Instalment fails to occur prior to June 30, 2023 (the “Second Instalment LSD”), either the Founder and the Investor shall be entitled to terminate the Subsequent Transactions upon written notice to the other party (if the Closing of the Second Instalment fails to occur due to the Investor’s failure to fulfill or perform the Second Instalment Conditions or relevant obligations that the Investor shall be responsible for fulfilling or performing, the Investor shall have no right to terminate the Subsequent Transactions; if the Closing of the Second Instalment fails to occur due to the Transferors’ failure to fulfill or perform the Second Instalment Conditions or relevant obligations that the Transferors shall be responsible for fulfilling or performing, the Founder shall have no right to terminate the Subsequent Transactions); If the Closing of the Second Instalment fails to occur due to the extension of the lock-up period of the shares of the Target Company held by the Founder and Management Vendors resulting from the change in PRC law (such lock-up period exists only because the Founder or the Management Vendors are or were the directors, supervisors and senior management officers of the Target Company and/or the Listed Company), the Second Instalment LSD shall be further extended until two months after the expiration of such lock-up period.

(ii)

If the Closing of the Third Instalment fails to occur within four months from the Announcement Date, either the Founder and the Investor shall have the right to terminate the Third Instalment by giving a written notice to the other party (if the Closing of the Third Instalment Completion fails to occur due to the Investor’s failure to fulfill or perform the Third Instalment Conditions or relevant obligations that the Investor shall be responsible for fulfilling or performing, the Investor shall have no right to terminate the Third Instalment; if the Closing of the Third Instalment fails to occur due to the Transferors’ failure to fulfill or perform the Third Instalment Completion Conditions or relevant obligations that the Transferors shall be responsible for fulfilling or performing, the Founder shall have no right to terminate the Third Instalment);

(iii)	Any of the Subsequent Transactions may be terminated by the mutual written consent of the Founder and the Investor.

9.	Confidentiality

Without prior written approval of the Investor, the Transferors and its affiliates shall not, in any way, use or mention “JD”, “京东”, “Jingdong”, “京东物流”, “JD Logistics”, “ ”, “ ”, or other trademarks used by the Investor and its affiliates, as well as names, trade names, trademarks or identifiers similar to the above-mentioned names, trade names, trademarks or identifiers.

10.	Taxes and Expenses

(1)	Taxes

Unless otherwise agreed herein, the Parties shall bear its own taxes incurred by the performance and completion of the transactions described in this Agreement. If a Party withholds taxes for the other Party required to be withheld in accordance with law due to the Transaction, the Party being withheld shall pay such taxes.

(2)	Fees and Expenses

(i)

The fees, costs and expenses incurred by the parties in going through formalities with governmental authorities as a whole in connection with the Transaction shall be borne by the relevant parties and fully paid on time in accordance with the relevant regulations.

(ii)

Except for Section 10(2)(i) hereof, each of the Parties shall bear its own costs and expenses incurred in connection with its due diligence, drafting, negotiation and execution of this Agreement and the other Transaction Documents and the completion of the transactions contemplated by the Transaction Documents, including, without limitation, costs and expenses incurred in engaging financial advisors, legal counsels and tax advisors. However, if the Closing of the First Instalment fails to be completed due to breach by the Transferors, the Transferors shall bear any costs and expenses incurred by the Transferee for completing the complete transaction, including, without limitation, the professional fees and other relevant costs incurred by Transferee and its advisors (including, without limitation, legal counsel, financial advisor and tax advisor) in conducting due diligence, drafting Transaction Documents and other documents and negotiations in connection with the Acquisition, provided that the total amount of such costs shall be no more than RMB 3 million.

12.	Applicable Law and Dispute Resolution

The conclusion, validity, interpretation and performance of this Agreement, as well as any dispute arising hereunder shall all be governed by the laws of the People’s Republic of China. In the event of any dispute, controversy, contradiction or claim arising out of or in connection with this Agreement, including the existence, validity, interpretation, performance, breach or termination hereof or any dispute regarding non-contractual obligations arising out of or in connection with this Agreement (the “Dispute”), the Parties concerned shall attempt in the first instance to resolve such Dispute through amicable negotiation. Should negotiation fails, either Party shall have the right to submit such Dispute to Shanghai Arbitration Commission (the “Shanghai Arbitration Commission”) for arbitration in accordance with the arbitration rules in force at the time of applying for arbitration. The arbitration tribunal shall consist of 3 arbitrators appointed in accordance with arbitration rules. The claimant shall appoint 1 arbitrator, and the respondent shall appoint 1 arbitrator. The third arbitrator shall be appointed by the above two arbitrators through consultation or by Shanghai Arbitration Commission.The language of arbitration shall be Chinese. The arbitration shall take place in Shanghai. The arbitration award shall be final and binding on the Parties, and the Parties agree to be bound thereby and to act accordingly. The costs of arbitration and enforcement of the arbitration award (including witness fees and reasonable attorney fees) shall be borne by the losing party, unless otherwise agreed in the arbitration award. When a dispute occurs and such dispute has been submitted to arbitration, the Parties shall continue to exercise and perform its remaining rights and obligations under this Agreement except for the matters in dispute.

13.	Miscellaneous Provisions

(1)	Transfer

Without the prior written consent of the Transferee, any party shall never transfer any of its rights or obligations under this Agreement prior to the delivery, provided that, the Transferee may transfer any of its rights or obligations under any transaction document to Suqian Jingdong Yueguan Enterprise Management Co., Ltd. or any of its affiliates as approved by the Founder upon giving a 10-business-day prior written notice to the other Parties. The other Parties shall cooperate with such transfer, and each of the Transferors hereby agrees that the Founder shall not unreasonably withhold his consent to such transfer.

(2)	Waiver

A waiver by any Party of any of its rights, powers or remedies under this Agreement shall only be effective with related written documents signed by such Party. Any party’s failure to exercise or its delay in exercising any right, power or remedy under this Agreement shall never be deemed as a waiver, and any single or partial exercise of such right, power or remedy shall not prevent the further exercise of such right, power or remedy or the exercise of any other right, power or remedy.

(3)	Entire Agreement

This Agreement constitutes the entire agreement between the parties on the matters described in this Agreement and supersedes all prior oral or written discussions, understandings or agreements among the Parties with respect to such matters (if any).

(4)	Severability

If any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected or prejudiced in any respect. The Parties shall, through consultation in good faith, strive to replace those invalid, illegal or unenforceable provisions with valid, legal and enforceable ones, and the economic effect of such valid, legal and enforceable provisions shall be as similar as possible to that of those invalid, illegal or unenforceable provisions. The non-enforceability of this Agreement against one party shall not affect its enforceability against other Parties.

(5)	Amendment

Any amendment to this Agreement may be effective only upon a written agreement signed by the Parties.

(6)	Joint and Several Liability

The Founding Vendors shall bear joint and several liability for all of their respective representations, warranties, undertakings, obligations and liabilities under the main transaction documents. If a matter under this Agreement requires the Group Company to perform or assist in the performance prior to the Closing of the First Instalment each of the Founding Vendors agrees to jointly and severally cause the Group Companies to perform or assist in the performance of such the matter.

(7)	Text

This Agreement is made in 5 counterparts with each Party holding 1 counterpart, and other counterparts shall be used for the filings and transfer procedures. Each agreement shall have equal legal effect. Execution counterparts include counterparts in paper, facsimile and electronic means, each of which shall be deemed an original, but all of which shall be deemed to be one and the same original document.

(8)	Further Assurance

Upon reasonable request by any party, without further consideration, each other party shall execute and deliver such additional instruments and take such further legal actions as may be necessary or required to complete and effect the transactions envisaged in this Agreement in the most expeditious manner possible. Each party shall promptly consult with the other Parties and provide any necessary information and materials with respect to all documents submitted by such party to any government department in connection with this Agreement and the transactions envisaged in this Agreement. Specifically (but not limited to) each Party shall use its reasonable best efforts and cooperate with each other to obtain all consents required to implement the transactions envisaged in this Agreement.

(9)	Government Format Text

Where the Parties need to sign a simplified version of this Agreement for this transaction for government approval or similar purposes, this Agreement shall take precedence over the simplified version of this Agreement, and such the simplified version of this Agreement shall only be used for the above-mentioned government approval or similar purposes, but not to establish and prove the rights and obligations of the relevant parties on the matters stipulated in such this Agreement.

Exhibit I

Founding Vendors	Target Shares and the corresponding proportion	First Instalment (without the Adjustment)		First Instalment (after the Adjustment)
		First Instalment Target Shares and the corresponding proportion	First Instalment Consideration	First Instalment Target Shares and the corresponding proportion	First Instalment Consideration
Cui Weixing	40,992,553 shares, 43.6673%	4,587,420 shares, 4.8867%	RMB 438,684,190.58	10,248,138 shares, 10.9168%	RMB 980,005,345.82
Xue Xia	762,755 shares, 0.8125%	762,755 shares, 0.8125%	RMB 72,940,467.58	762,755 shares, 0.8125%	RMB 72,940,467.58
Total	41,755,308 shares, 44.4798%	5,350,175 shares, 5.6992%	RMB 511,624,658.16	11,010,893 shares, 11.7293%	RMB 1,052,945,813.40